TERMINATION AND RELEASE AGREEMENT

This TERMINATION AND RELEASE AGREEMENT (this "Termination Agreement") is made and entered into by and between Interpharm, Inc. ("Interpharm") and Watson Laboratories, Inc. ("Watson"). Interpharm and Watson are collectively referred to herein as the "Parties" and each individually as a "Party." Unless defined herein, capitalized terms have the respective meanings given them in the Supply Agreement (as defined below).

WHEREAS, Interpharm and Watson are parties to that Manufacturing and Supply Agreement dated as of October 14, 2003 (the "Supply Agreement") pursuant to which Interpharm manufactures and supplies and Watson distributes and sells the Product in the Territory.

WHEREAS, Watson's parent corporation, Watson Pharmaceuticals, Inc. ("WPI"), has entered into an Agreement and Plan of Merger with Andrx Corporation ("Andrx"), dated March 12, 2006 pursuant to which, among other things, WPI will acquire Andrx (the "Merger");

WHEREAS, the Merger will be effective upon the filing by WPI and Andrx of a certificate of merger with the Secretary of State of the State of Delaware (the "Merger Effective Time");

WHEREAS, in connection with the Merger, Watson filed its pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the U.S. Federal Trade Commission (the "FTC");

WHEREAS, in order to resolve the antitrust concerns raised by the FTC, and as a condition of FTC approval of the Merger, WPI will enter into an Agreement Containing Consent Order, which, if accepted by the FTC, will require Watson to enter into this Termination Agreement or a similar agreement, with Interpharm or another FTC-approved party; and

WHEREAS, in connection with the Merger, each of Interpharm and Watson have determined to terminate the Supply Agreement and each of their respective rights, duties, obligations and remedies under the Supply Agreement, all upon the terms and conditions as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Termination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Termination of Supply Agreement.

(a) Subject to the provisions set forth below, the Parties hereby mutually agree that, as of the Effective Date (defined below):

i. the Supply Agreement shall be terminated by mutual agreement as of the Effective Date; and

ii. except as otherwise set forth herein, neither Watson nor Interpharm shall have any obligations to each other with respect to the Supply Agreement.

(b) This Termination Agreement, and the respective obligations of both Parties to effect the transactions contemplated hereby, shall be subject to the prior approval of the FTC.

(c) This Termination Agreement shall be effective upon the Parties' execution hereof, subject to a condition subsequent which shall be satisfied on the date the Merger Effective Time occurs (the "Effective Date"). Notwithstanding the foregoing, nothing herein shall serve to obligate Watson to consummate the Merger, and in the event the Merger Effective Time does not occur, this Termination Agreement shall be of no further force or effect. The Parties acknowledge and agree that written notice from an authorized representative of Watson to Interpharm notifying Interpharm that the Merger Effective Time will not occur shall be the sole and conclusive evidence that the Merger Effective Time shall not occur; and as of the date of such notice, this Termination Agreement shall be of no further force or effect.

In consideration of the termination of Watson's rights under the Supply Agreement, Interpharm shall pay to Watson Two Million Dollars ($2,000,000), payable in Five Hundred Thousand Dollar ($500,000) installments ("Installments") on each of the first, second, third and fourth anniversaries of the Effective Date. To the extent an Installment payment is not received by Watson within fifteen (15) business days of the applicable due date as provided above, Interpharm shall also pay Watson interest on such overdue amount which shall accrue from the applicable due date at a rate of the lesser of one and one-half percent (1.5%) per month (prorated for any partial month), or the maximum rate allowable by law, until such amount is paid in full. In addition, Watson shall have the right to off-set any amounts owed by Watson to Interpharm pursuant to Section 2(g) below or otherwise by any amount remaining unpaid by Interpharm, whether due or to become due, under this Section 1(d). Except as otherwise agreed to in writing by Watson, any amounts owed by Interpharm under this Section 1(d) settled by off-set by Watson pursuant to the foregoing sentence shall be deducted first from those Installments last due Watson.

2. Effect of Termination.

(a) Watson shall not sell any Product inventory manufactured by Interpharm and in Watson's possession to third parties on or after the Effective Date. Any Watson purchase orders to Interpharm for Product outstanding as of the Effective Date shall be cancelled hereby without liability to Watson. Within thirty (30) days of the Effective Date, Watson shall pay all outstanding invoices owed to Interpharm. Within thirty (30) days of the Effective Date, Interpharm shall (i) refund to Watson the full amount of Watson credits or deposits, if any, held by Interpharm and (ii) with the exception of short-dated Product (i.e., Product within six (6) months of its expiration date), Interpharm shall repurchase from Watson any then remaining Product inventory of Watson at the Purchase Price paid therefor by Watson, minus $1.50 per bottle of remaining Product inventory for repackaging and relabeling the Product.

(b) On and after the Effective Date, Interpharm agrees and acknowledges that it has no right to use any Watson Marks, including but not limited to the name, "Watson" and all formatives and derivatives thereof and the National Drug Code ("NDC") number for the Product used by Watson (the "Watson NDC Number"). Interpharm shall not sell, distribute or otherwise transfer any Product or other materials bearing Watson Marks (including but not limited to the Watson NDC Number) on or after the Effective Date. Promptly after the Effective Date (but in no event later than sixty (60) days following the Effective Date), Interpharm agrees, at its sole expense, to destroy any Labels, Packaging or other materials in its possession or control bearing Watson Marks (including but not limited to the Watson NDC Number) and to re-Package and/or re-Label any Product inventory bearing Watson Marks (including but not limited to the Watson NDC Number). At Watson's written request, an executive officer of Interpharm shall certify to Watson Interpharm's

completion of the above. Interpharm's NDC number for the Product is : 53746-145-01 (the "Interpharm NDC Number"). The Watson NDC Number for the Product is 005913-168-01 and neither Watson nor any of its Affiliates has any other NDC number for the Product.

(c) Provided that the FTC has approved the transactions contemplated hereby, then immediately after the Parties' execution of this Agreement but not later than twenty-one (21) days prior to the Effective Date, Watson shall provide to Interpharm (subject to the rights of any applicable Current Customers demonstrated by a fully executed writing between Watson and the Current Customer): (i) a complete and accurate list of Watson's current customers for the Product (the "Current Customers") (including contact information), (ii) copies of all agreements with Current Customers, (iii) Product order histories for up to twelve (12) months prior to the Effective Date for the Current Customers, (iv) all current Product sales forecasts of Watson for Current Customers, (v) all pricing for Current Customers including payment terms, deductions, rebates, allowances, net pricing and invoiced price and (vi) all marketing materials related exclusively to the Product and used with respect to Current Customers (subject to Section 2(b) above). Watson and its Affiliates shall not retain the right to use, directly or indirectly, any such Product related information after the Effective Date

(d) Watson represents, warrants and covenants that it has not, and will not, subject to Section 2(e) below, do the following through the Effective Date: (i) intentionally discourage Current Customers from continuing to order Product from Watson, (ii) take any actions with the intent to migrate any Current Customers from Watson's Product to Andrx's Generic 7.5mg Vicoprofen and (iii) take any actions with the intent to diminish the amount of Product that has been, or will be purchased by the Current Customers.

(e) (1) For the period from the Effective Date and ending six (6) months following the Effective Date (the "Non-Solicitation Period"), neither Watson nor its Affiliates (including, for the avoidance of doubt, assuming the occurrence of the Merger Effective Time, Andrx and Anda, Inc.) shall solicit from any of the twenty (20) largest Current Customers (based on such Current Customers Product order histories for the twelve (12) months prior to the Effective Date) orders for generic Vicoprofen 7.5 mg hydrocodone bitartrate/200 mg ibuprofen tablets ("Generic 7.5mg Vicoprofen") for sale and distribution in the United States. In the event that Watson or its Affiliates has orders for the Product referencing the Watson NDC Number pending from a Current Customer as of the Effective Date ("Pending Orders") or receives unsolicited orders for the Product referencing the Watson NDC Number or Interpharm NDC Number from a Current Customer during the Non-Solicitation Period ("Subsequent Orders"), then, subject to the rights of any applicable Current Customers (as demonstrated by a fully executed writing between Watson and the Current Customer), such Pending Orders and Subsequent Orders shall be forwarded to Interpharm, and Watson shall not fill such Pending Orders and Subsequent Orders. At any time during the Non-Solicitation Period plus 3 months after the Non-Solicitation Period ends, Interpharm shall have the right, at its sole expense, to audit Watson for compliance with this Section 2(e)(1) on reasonable notice during normal business hours not more than once. Such audit shall include the right to inspect documents and records relevant to the applicable Current Customers; provided that, such audit shall be limited to determining whether all Pending Orders and Subsequent Orders were forwarded to Interpharm. In the event that any Pending Orders and Subsequent Orders were not forwarded to Interpharm, or if Watson filled such an order, the cost of the audit shall be borne by Watson and, as provided in Section 2(e)(2), Watson shall pay to Interpharm, within five (5) business days of a written demand therefor, a payment equal to the net price of the Product of such orders less such Product's cost of goods. With respect to any Pending Order and Subsequent Orders forwarded to Interpharm by Watson, Watson shall be required to provide only the following information as to each Pending Order and Subsequent Order: a legible copy of the purchase order (if any), the name of the

Current Customer, the quantity of Product ordered, the net price per unit of the Product and payment terms, applicable deductions and the delivery date. Interpharm shall be responsible for entering into a new purchase order with the Current Customer for such Pending Order or Subsequent Order; and, no purchase order or other agreement between Watson and a Current Customer shall be assigned or assumed by Interpharm.

(2) In the event that Watson, or any Watson Affiliate, shall, during the Non-Solicitation Period in violation of Section 2(e)(1) (i) solicit orders from any of the twenty (20) largest Current Customers for Generic 7.5 mg Vicoprofen for sale or distribution in the United States or (ii) accept and fill any Pending Order or Subsequent Order, then, (x) Watson shall pay to Interpharm, within five (5) business days of a written demand therefor, a payment equal to the net price of the Product received by Watson less such Product's cost of goods for the orders filled by Watson in violation of Section 2(e)(1) (the "Breach Payment") and (y) the Non-Solicitation Period shall be increased by the number of days during which Watson is in breach of Section 2(e)(1) and has failed to make the Breach Payment in accordance with this Section 2(e)(2).

(f) If Interpharm receives a payment from a third party and such payment indicates an intent that the payment is being made with respect to Product sold before the Effective Date, then Interpharm shall forward such payment to Watson as promptly as practicable after receipt. If such payment does not indicate any intent, the Parties shall, in good faith, attempt to determine whether the payment is being made with respect to Product sold before or after the Effective Date and allocate and forward such payment accordingly. Subject to the Parties' respective indemnification rights under Article 7 of the Supply Agreement, Watson shall be responsible for all returns of Product distributed and sold by Watson prior to the Effective Date and Interpharm shall be responsible for all returns of Product distributed and sold on or after the Effective Date; provided, however, that if Product distributed and sold by Watson prior to the Effective Date is returned after the Effective Date because of a Patent Defect or Latent Defect, Interpharm shall promptly refund the full Purchase Price of the returned Product to Watson and reimburse Watson for costs incurred in connection therewith. Interpharm shall not take any action to encourage returns of Products distributed or sold prior to the Effective Date. If either Party receives Product returns for which the other Party is responsible as provided above, then such Party shall promptly provide the responsible Party with such Product returns and related information for processing. Watson shall be responsible for all Payment Claims arising from Product sales by Watson prior to the Effective Date and Interpharm shall be responsible for all Payment Claims arising from Product sales on or after the Effective Date. In the event either Party processes a Payment Claim which is the responsibility of the other Party under this Section 2(f), such other Party shall promptly reimburse the Party processing such Payment Claim. "Payment Claims" means any and all claims and/or amounts due to third parties, including but not limited to, wholesalers, retailers, distributors, government buyers or group purchasing organizations (whether by agreement, law, mandate of governmental authority or otherwise) that result or arise from rebate payments, chargebacks, administrative fees, credits, price adjustments or other similar payments or fees with respect to the sale and distribution of the Products. By way of clarification and for the avoidance of doubt, Product Net Sales, returns, Payment Claims and other amounts payable by Watson with respect to the Product sales before the Effective Date in accordance with this Section 2(f) shall be included in the calculation of Net Profits for the purposes of Section 2(g) below and each Party shall be responsible for settlement to the other Party consistent with the Net Profit allocation provided in Section 2(g) below.

(g) Section 3.5 of the Supply Agreement shall survive the termination of the Supply Agreement with respect to any Net Profits derived from Product sales prior to the Effective Date; provided that, any amounts payable by Watson to Interpharm under Section 3.5 of the Supply Agreement shall be due within sixty (60) days following the end of each complete three (3) calendar

month period following the end of the calendar quarter after the Effective Date; and provided further that, upon completion of the twenty-four (24) calendar month period following the end of the calendar quarter after Effective Date, the Parties shall work together diligently and in good faith to settle in cash on a net basis and as a final settlement, within sixty (60) days thereafter, amounts due from one Party to the other Party consistent with an allocation between Watson and Interpharm of fifty-five percent (55%) and forty-five percent (45%), respectively, of the Net Profits derived from sales of Product in the Territory prior to the Effective Date during the term of the Supply Agreement.

(h) In addition to any other indemnification rights of the Parties, the Parties agree to defend, indemnify and hold harmless each other and their respective Affiliates and their respective successors and assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any Damages arising from or relating to any breach or failure to perform by the other Party of its obligations hereunder. In addition to any other indemnification rights of Watson, Interpharm agrees to defend, indemnify and hold harmless Watson and its Affiliates and their respective successors and assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any Damages arising from or relating to sales of the Product that were made by Interpharm after the Effective Date.

(i) In addition, as of the Effective Date, all licenses granted by Watson to Interpharm under the Supply Agreement shall immediately terminate. The provisions of Sections 4.3, 4.4, 5.2, 5.3, and 6.1 (except that Interpharm shall have no right to Watson Marks), and Articles 7 and 8, of the Supply Agreement shall survive the termination of the Supply Agreement. Notwithstanding the foregoing, if there is any conflict between the terms of the aforementioned surviving provisions of the Supply Agreement and this Termination Agreement, the terms of this Termination Agreement shall control.

(j) All Product information and materials provided to Interpharm by Watson under Section 2(c) prior to the Effective Date shall be considered Confidential Information of Watson and Interpharm shall maintain the confidentiality of such information and materials through the Effective Date. If the Merger Effective Time does not occur, at Watson's request, Interpharm shall deliver to Watson (and cause any of its employees, agents or representatives to so deliver) all such information and materials provided by Watson to Interpharm under Section 2(c), including without limitation any and all copies, duplications, summaries and/or notes thereof or derived therefrom, regardless of format. Notwithstanding anything herein to the contrary, Watson may redact non-Product information from any information or other materials provided by Watson hereunder to Interpharm. For the purposes of this Agreement, "non-Product information" shall mean information which does not relate specifically to the Product. If such redaction is not practicable or would make the information or materials incomprehensible, Watson may provide Interpharm in lieu of such information or materials a summary in writing of any such Product related information.

(k) Provided that the FTC has approved the transactions contemplated hereby, then immediately after the Parties' execution of this Agreement but not later than twenty-one (21) days prior to the Effective Date, the Parties shall deliver written notice to the Current Customers that it is anticipated that the Product will be available for purchase from Interpharm as of the Effective Date, in a form of letter to be agreed upon between the Parties and received by the Current Customers at least 21 days prior to the Effective Date.

3. No Admission of Liability. The Parties acknowledge and agree that nothing contained in this Termination Agreement constitutes an admission or acknowledgement by such Party of any (a) violation of any federal, state, or local law, regulation, order, rule or other

requirement of law; (b) breach of any contract or other agreement, actual or implied; (c) commission of any tort; or (d) other civil wrong.

4. Confidentiality. Except as provided in Section 2(k), the terms and conditions of this Termination Agreement shall remain confidential and shall not be disclosed by any Party hereto, except that such disclosure may be made by the Parties (a) to their respective accountants, lenders, investment bankers, attorneys, legal representatives and other persons on a "need to know" basis, provided that any such person agrees to be bound by the terms of this Section 5, or (b) as required by operation of law, by applicable Securities and Exchange Commission rules or regulations or as ordered by a court of competent jurisdiction, provided that the disclosing Party shall provide the other Party with not less than five (5) business days prior written notice of the proposed disclosure, unless earlier disclosure is mandated by law or court order, in which event as much notice as is practical under the circumstances shall be provided, or (c) with the written consent of the Parties hereto.

5. Amendment. This Termination Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto, and approved by the FTC.

6. Entire Agreement. This Termination Agreement supercedes all prior discussions, representations, warranties and agreements, both written and oral, between the Parties with respect to the subject matter hereof, and contains the sole and entire agreement between the Parties with respect to the subject matter hereof.

7. Assignment/Binding Effect; Third Party Beneficiaries.

(a) Neither this Termination Agreement nor any of the rights, interests or obligations hereunder shall be assigned by one Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Provided, however, that either Party may assign this Termination Agreement without the other Party's consent in connection with a merger, acquisition or other sale or transfer of such Party's business or the portion of the business to which this Termination Agreement relates. Subject to the preceding sentence, this Termination Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns.

(b) The Parties acknowledge and agree that the Affiliates, subsidiaries, predecessors, successors, and assigns, and each of their respective officers, directors, employees, agents, and representatives of each Party who are not signatories hereto shall be deemed to be third party beneficiaries of this Termination Agreement.

8. Severability. Except if the FTC renders any portion of this Termination Agreement invalid or unenforceable, any term or provision of this Termination Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Termination Agreement or affecting the validity or enforceability of any of the terms or provisions of this Termination Agreement in any other jurisdiction. If any provision of this Termination Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9. Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10. Interpretation. This Termination Agreement shall be construed without regard to any presumption or any other rule requiring construction against the Party causing this Termination Agreement or any part thereof to be drafted.

11. Counterparts. This Termination Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective as of the Effective Date when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

IN WITNESS WHEREOF, Interpharm and Watson have caused this Termination and Release Agreement to be duly executed as of the date set forth below by their respective officers duly authorized.

INTERPHARM, INC.

By: ______________________

Name: Kenneth Cappel

Title: Executive Vice President & General Counsel

Date: October 3, 2006

WATSON LABORATORIES, INC.

By: ______________________

Name:

Title

Date:

9. Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10. Interpretation. This Termination Agreement shall be construed without regard to any presumption or any other rule requiring construction against the Party causing this Termination Agreement or any part thereof to be drafted.

11. Counterparts. This Termination Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective as of the Effective Date when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

IN WITNESS WHEREOF, Interpharm and Watson have caused this Termination and Release Agreement to be duly executed as of the date set forth below by their respective officers duly authorized.

INTERPHARM, INC.

By: ______________________________

Name: Kenneth Cappel

Title: Executive Vice President & General Counsel

Date: October 3, 2006

WATSON LABORATORIES, INC.

By: ______________________________

Name: C.P. Slacik

Title: CFO/EVP

Date: 10/4/06